Exhibit 15.3

Certification by the Chief Executive Officer

Pursuant to Item 16I(a) of Form 20-F

I, Shao-Ning Johnny Chou, Chairman and Chief Executive Officer of BEST Inc. (the “Company”), certify that to my knowledge following due inquiry:

(1)	As of the date hereof, the directors and officers of the Company consist of: Shao-Ning Johnny Chou, Lin Wan, Xiao Hu, George Chow, Wenbiao Li, Ying Wu, Klaus Anker Petersen, and Gloria Fan;
(2)	None of the Company’s directors or officers are representatives of any government entity in the People’s Republic China (the “PRC”);
(3)	As of the date hereof, the following shareholders beneficially own 10% or more of the total outstanding ordinary shares of the Company: Shao-Ning Johnny Chou and Alibaba Group Holding Limited;
(4)	No shareholder that beneficially owns 10% or more of the total outstanding ordinary shares of the Company is controlled by any government entity in the PRC;
(5)

There are no voting, acting-in-concert or other agreements or arrangements, nomination, appointment, designation or other rights, or material relationships, in each case between the Company or any of the aforementioned directors or officers or shareholders on the one hand, and any person on the other hand, that could result in such person being deemed to control the Company; and

(6)	Based on the above, the Company is not owned or controlled by a government entity in the PRC.

Date: April 21, 2023

By:	/s/ Shao-Ning Johnny Chou
Name:	Shao-Ning Johnny Chou
Title:	Chairman and Chief Executive Officer